1. Name and Address of Reporting Person
   BONGARTEN, RANDALL D.
   40 Monument Circle
   Suite 700
   Indianapolis, IN 46204
   USA
2. Issuer Name and Ticker or Trading Symbol
   Emmis Communications Corporation
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Day/Year
   04/23/2003
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   Television Division President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+------------------------------+----------+----------+---------+--------------------------+--------------+-----------+------------+
|1. Title of Security          |2. Trans- |2A.Execu- |3. Trans-|4. Securities Acquired (A)|5. Amount of  |6. Owner-  |7. Nature   |
|                              |   action |   action |   action|   or Disposed of (D)     |Securities    |   ship    |   of In-   |
|                              |   Date   |   Date   |   Code  |                          |Beneficially  |   Form:   |   direct   |
|                              |          |          |         |                          |Owned         |   Direct  |   Bene-    |
|                              |  (Month/ |  (Month/ |         |                          |Following     |   (D) or  |   ficial   |
|                              |   Day/   |   Day/   +-----+---+-----------+---+----------+Reported      |   Indirect|   Owner-   |
|                              |   Year)  |   Year)  |Code |V  |Amount     |A/D|Price     |Transaction(s)|   (I)     |   ship     |
+------------------------------+----------+----------+-----+---+-----------+---+----------+--------------+-----------+------------+
Class A Common Stock            04/21/2003            A         8928        A   $0.0000                   D
Class A Common Stock            04/21/2003            F         -3554       D   $19.2900                  D
Class A Common Stock            04/22/2003            S         -5374       D   $19.6100   7712           D
Class A Common Stock                                                                       331.1          I           By Profit
                                                                                                                      Sharing Plan

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+----------+--------+-------+-------+---------+-----------+---------------------+----------------+----------+-------+-------+------+
|1.        |2.      |3.     |3A.    |4.       |5.         |6.                   |7.              |8.        |9.     |10.    |11.   |
|          |        |       |       |         |           |                     |                |          |Number |Owner- |      |
|          |        |       |       |         |           |                     |                |          |of     |ship   |      |
|          |        |       |       |         |           |                     |                |          |Deriv- |Form of|      |
|          |        |       |       |         |           |                     |Title and Amount|          |ative  |Deriv- |      |
|          |        |       |       |         |           |                     |of Underlying   |          |Secur- |ative  |Nature|
|          |Conver- |Trans- |Execu- |         |Number of  |                     |Securities      |          |ities  |Secur- |of    |
|          |sion or |action |tion   |         |Derivative |Date Exercisable     +-------+--------+          |Benefi-|ity:   |In-   |
|          |Exercise|Date   |Date   |         |Securities |and Expiration Date  |       |Amount  |          |cially |Direct |direct|
|          |Price of|       |       |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned  |(D) or |Bene- |
|Title of  |Deriv-  |(Month/|(Month/|tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |       |In-    |ficial|
|Derivative|ative   | Day/  | Day/  +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|       |direct |Owner-|
|Security  |Security|Year)  |Year)  |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |       |(I)    |ship  |
+----------+--------+-------+-------+------+--+-----+-----+----------+----------+-------+--------+----------+-------+-------+------+
Phantom     $0                                                                   Class A                     2850    D
Stock                                                                            Common
                                                                                 Stock
Employee    $16.41                                                    03/03/2013 Class A                     50000   D
Stock Opt.                                                                       Common
Right to                                                                         Stock
Buy
Employee    $22.6875                                                  02/28/2007 Class A                     19200   D
Stock Opt.                                                                       Common
Right to                                                                         Stock
Buy
Employee    $29                                                       02/28/2011 Class A                     50000   D
Stock Opt.                                                                       Common
Right to                                                                         Stock
Buy
Employee    $29.12                                                    03/05/2012 Class A                     50000   D
Stock Opt.                                                                       Common
Right to                                                                         Stock
Buy
Employee    $35.375                                                   02/28/2010 Class A                     15000   D
Stock Opt.                                                                       Common
Right to                                                                         Stock
Buy

Explanation of Responses:

SIGNATURE OF REPORTING PERSON
/s/ J. Scott Enright

DATE
04/23/2003